                                                                     Exhibit 4.1


                      AMENDMENT NO. 1 TO RIGHTS AGREEMENT

         This Amendment (the "Amendment"), dated as of May 5, 2005, is by and between The Lamson & Sessions Co., an Ohio corporation (the "Company"), and National City Bank (the "Rights Agent").

                                    RECITALS

         A. The Company and the Rights Agent are currently parties to the Rights Agreement, dated as of September 8, 1998 (the "Rights Agreement").

         B. The Company desires to amend the Rights Agreement in accordance with
Section 27 thereof.

         NOW, THEREFORE, the Company and the Rights Agent agree as follows:

1.       AMENDMENT TO RIGHTS AGREEMENT.

         The parties hereto agree that the Rights Agreement shall be amended as provided below, effective as of the date of this Amendment:

         (a) Subsection (a) of Section 1 of the Rights Agreement shall be deleted in its entirety and replaced with the following:

                  "(a) "Acquiring Person" means any Person (other than the Company or any Related Person) who or which, together with all Affiliates and Associates of such Person, is the Beneficial Owner of 20% or more of the then-outstanding Common Shares; PROVIDED, HOWEVER, that a Person will not be deemed to have become an Acquiring Person solely as a result of a reduction in the number of Common Shares outstanding unless and until such time as (i) such Person or any Affiliate or Associate of such Person thereafter becomes the Beneficial Owner of additional Common Shares representing 1% or more of the then-outstanding Common Shares, other than as a result of a stock dividend, stock split or similar transaction effected by the Company in which all holders of Common Shares are treated equally, or (ii) any other Person who is the Beneficial Owner of Common Shares representing 1% or more of the then-outstanding Common Shares thereafter becomes an Affiliate or Associate of such Person. Notwithstanding the foregoing, if the Directors of the Company determine in good faith that a Person who would otherwise be an "Acquiring Person" as defined pursuant to the foregoing provisions of this paragraph (a), has become such inadvertently, and such Person divests as promptly as practicable a sufficient number of Common Shares so that such Person would no longer be an "Acquiring Person" as defined pursuant to the foregoing provisions of this paragraph (a), then such Person shall not be deemed to be an "Acquiring Person" for any purposes of this Agreement."

         (b) Subsection (h) of Section 1 of the Rights Agreement shall be deleted in its entirety and replaced with the following:

                  "(h) "Distribution Date" means the earlier of: (i) the Close of Business on the tenth calendar day following the Share Acquisition Date, or (ii) the Close of Business on the tenth Business Day (or, unless the Distribution Date shall have previously occurred, such later date as may be specified by the Directors of the Company) after the commencement of a tender or exchange offer by any Person (other than the Company or any Related Person), if upon the consummation thereof such Person would be the Beneficial Owner of 20% or more of the then-outstanding Common Shares."

2.       MISCELLANEOUS.

         (a) Except as otherwise expressly provided, or unless the context otherwise requires, all capitalized terms used herein have the meanings assigned to them in the Rights Agreement.

         (b) The term "Agreement" as used in the Rights Agreement shall be deemed to refer to the Rights Agreement as amended by this Amendment. The Rights Agreement will not otherwise be supplemented or amended by virtue of this Amendment, but shall remain in full force and effect.

         (c) Each party hereto waives any requirement under the Rights Agreement that any additional notice be provided to it pertaining to the matters covered by this Amendment.

         (d) Exhibits B and C to the Rights Agreement shall be deemed amended in a manner consistent with this Amendment.

         (e) This Amendment will be deemed to be a contract made under the internal substantive laws of the State of Ohio and for all purposes will be governed by and construed in accordance with the internal substantive laws of such State applicable to contracts to be made and performed entirely within such State.

         (f) This Amendment may be executed in any number of counterparts and each of such counterparts will for all purposes be deemed to be an original, and all such counterparts will together constitute but one and the same instrument.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]


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         IN WITNESS WHEREOF, the parties have caused this amendment to be duly executed and attested, all as of the day and year first written above.



ATTEST:                                                       THE LAMSON & SESSIONS CO.

By: /s/ Aileen Liebertz                                       By:  /s/ James J. Abel
   --------------------------------------------------            --------------------------------------------------

Name: Aileen Liebertz                                         Name: James J. Abel
     ------------------------------------------------              ------------------------------------------------

Title:  Manager, Investor Relations and                       Title: Executive Vice President, Secretary,
        Shareholder Communications                                   Treasurer and Chief Financial Officer
      -----------------------------------------------               -----------------------------------------------

ATTEST:                                                       NATIONAL CITY BANK
                                                              AS RIGHTS AGENT
By: /s/ Beth A. Rudolph                                       By: /s/ Sharon R. Boughter
   --------------------------------------------------            --------------------------------------------------

Name: Beth A. Rudolph                                         Name: Sharon R. Boughter
     ------------------------------------------------              ------------------------------------------------

Title: Administrative Assistant                               Title: Assistant Vice President
      -----------------------------------------------               -----------------------------------------------



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